EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
AstraZeneca PLC

We consent to the incorporation by reference in the registration statements (No. 33-83774 and No. 333-114165) on Form F-3 and the registration statements (No. 333-09060, No. 333-09062, No. 333-65362, No. 333-65366, No. 333-12310, No. 333-12426, No. 333-12428, No. 333-13328, No. 333-13918 and No. 333-124689) on Form S-8 of AstraZeneca PLC of our report dated February 2, 2006 with respect to the consolidated balance sheets of AstraZeneca PLC and subsidiaries as of December 31, 2005, 2004 and 2003 and the related consolidated income statements, the consolidated statements of recognised income and expense and the consolidated cash flow statements for each of the years in the three-year period ended December 31, 2005 which report appears in the 2005 Annual Report on Form 20-F of AstraZeneca PLC.

/s/ KPMG Audit Plc
KPMG Audit Plc, London
23 March 2006